Exhibit 23.2

                        Consent of Independent Auditors


The Board of Directors
Best Products Co., Inc.:


We consent to incorporation by reference in the registration statement on Form S-3 of Best Products Co., Inc. of our reports dated March 18, 1996, relating to
(i) the balance sheets of Best Products Co., Inc. (the "Successor") as of February 3, 1996 and January 28, 1995, and the related statements of operations, changes in stockholders' equity and cash flows for the fiscal year ended February 3, 1996 and the thirty-three weeks ended January 28, 1995, (ii) the statements of operations, changes in stockholder's equity and cash flows for the nineteen weeks ended Jun 11, 1994 and the fiscal year ended January 29, 1994 of Best Products Co., Inc. (the "Predecessor"), and (iii) the related financial statement schedule, which reports are included in the Form 10-K of Best Products Co., Inc. for the fiscal year ended February 3, 1996, incorporated by reference into the registration statement. We also consent to the references to our firm under the heading "Experts" in the prospectus. Our reports refer to the adoption of the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for the Long-Lived Assets to be Disposed Of," during the fiscal year ended February 3, 1996.


                                                      KPMG Peat Marwick LLP


Richmond, Virginia
June 24, 1996